Thor Announces Record Start to Fiscal 2016

ELKHART, Ind., Nov. 30, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced record sales, net income from continuing operations, and backlogs for the first quarter ended October 31, 2015.

First Quarter Highlights:

  Sales from continuing operations for the first quarter of fiscal 2016 were $1.03 billion, up 12% from $922.0 million in the first quarter last year, as sales of towable and motorized RVs posted combined growth of 8%, including revenue from acquisitions, which was supplemented by revenues from the acquisition of Postle Aluminum.
  Net income from continuing operations for the first quarter was $50.7 million, up 29% from $39.2 million in the prior-year first quarter.
  Diluted earnings per share (EPS) from continuing operations for the first quarter was $0.97, up 33% from $0.73 in the first quarter last year.
  Gross profit margins increased to 14.8% in the first quarter compared to 12.8% in the prior-year period, due in large part to changes in product mix and improvements in material, labor and warranty costs relative to the higher levels of labor and warranty costs in early fiscal 2015.
  Consolidated RV backlog on October 31, 2015 was $1.05 billion, up 16% from $909.7 million at October 31, 2014. Towable RV backlog increased 9% to $710.0 million, compared to $653.4 million at the end of the first quarter of fiscal 2015. Motorized RV backlog increased 33% to $341.0 million from $256.2 million a year earlier, reflecting the strong reception to the new products introduced at the Dealer Open House in September.

"Continued focus upon execution of our strategic plan allowed Thor to achieve a record start to fiscal 2016, with sales and backlogs both exceeding $1 billion, improved margins and strong earnings growth for the quarter," said Bob Martin, Thor President and CEO. "This record performance would not have been possible without the strength of our dealer base and all of our team members who work hard to make what we think are the best RVs in the business. We are optimistic about our prospects for continued growth in fiscal 2016 as we build on the momentum of our September Dealer Open House at our largest industry trade show in Louisville this week," he added.

Segment Highlights:

  Towable RV sales were $744.7 million for the first quarter, up 6% from $699.8 million in the prior-year period, driven in part by the inclusion of revenues from Cruiser and DRV Luxury Suites which were acquired effective January 1, 2015. Towable RV income before tax was $63.2 million, up 28% from $49.3 million in the first quarter last year.
  Motorized RV sales were $251.1 million for the first quarter, up 13% from $222.2 million in the prior-year first quarter. Motorized RV income before tax was $21.7 million, up 43% from $15.1 million last year.
  Thor's total cash balances as of October 31, 2015 were $179.3 million.

"We have posted a very strong start to the new fiscal year as our focus on strategically growing our business over the past two years through investments in acquisitions, new capacity and product innovation continued to pay dividends," said Peter B. Orthwein, Thor Executive Chairman. "Although we achieved record backlogs, exceeding $1 billion for the first time, the next two quarters will present tougher comparisons given the significant growth we achieved last year. Despite seasonal variations, we expect to achieve growth in sales and earnings for the full year, even though we may not see quarterly growth rates as strong as we saw this quarter."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending October 31, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2015 and 2014
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2015	% Net Sales (1)	2014	% Net Sales (1)

Net sales	$1,030,351		$ 921,992

Gross profit	$ 152,216	14.8%	$ 117,665	12.8%

Selling, general and administrative expenses	68,454	6.6%	57,989	6.3%

Amortization of intangible assets	6,028	0.6%	3,689	0.4%

Interest income (expense), net	(36)	0.0%	367	0.0%

Other income (expense), net	(7)	0.0%	352	0.0%

Income from continuing operations before income taxes	77,691	7.5%	56,706	6.2%

Income taxes	26,955	2.6%	17,505	1.9%

Net income from continuing operations	50,736	4.9%	39,201	4.3%

Loss from discontinued operations, net of income taxes	(239)	0.0%	(276)	0.0%

Net income	$ 50,497	4.9%	$ 38,925	4.2%

Earnings per common share from continuing operations
Basic	$ 0.97		$ 0.73
Diluted	$ 0.97		$ 0.73

Earnings per common share
Basic	$ 0.96		$ 0.73
Diluted	$ 0.96		$ 0.73

Weighted avg. common shares outstanding-basic	52,409,945		53,336,592
Weighted avg. common shares outstanding-diluted	52,545,560		53,433,447

	SUMMARY BALANCE SHEETS - OCTOBER 31, ($000) (Unaudited)

	2015	2014			2015	2014
Cash and equivalents	$ 179,317	$ 313,627	Current liabilities		$ 410,415	$ 347,172
Accounts receivable, trade and other	317,308	243,923	Long-term liabilities		61,594	58,911
Inventories	271,370	221,851	Stockholders' equity		1,100,374	1,002,766
Deferred income taxes and other, net	73,920	71,784
Total current assets	841,915	851,185
Property, plant & equipment, net	243,515	174,664
Goodwill	312,622	256,579
Amortizable intangible assets, net	162,990	116,094
Other assets	11,341	10,327
Total	$1,572,383	$1,408,849			$1,572,383	$1,408,849

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com